Exhibit 10.1

FCSTONE GROUP, INC.

2006 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(Employee)

Date of Grant:	, 2006

Number of Shares to Which Option Relates:

Option Price per Share: (Representing 100% of the Fair Market Value on the Date of Grant)	$

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) is entered on                     , 20    , by and between FCSTONE GROUP, INC., an Iowa corporation (the “Company”), and                                         , an individual residing in the State of                                               (the “Option Holder”).

RECITALS:

1. Effective May 2, 2006, the Company established the FCStone Group, Inc. 2006 Equity Incentive Plan (the “Plan”) under which the Company may grant to Participants options for shares of the Company’s common stock.

2. The Option Holder is an employee of the Company and an eligible Participant under the Plan, and the Company desires to encourage Option Holder to own Shares and to give Option Holder added incentive to advance the interests of the Company. Accordingly, the Company desires to grant the Option Holder a Stock Option to purchase Shares of Stock of the Company under the terms and conditions reflected in this Option Agreement and as otherwise established by the Committee.

AGREEMENT:

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by the Option Holder to the Company, Option Holder and the Company agree as follows:

1. Incorporation of Plan

All provisions of this Option Agreement and the rights of the Option Holder hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Option Agreement but not defined shall have the meaning set forth in the Plan.

2. Grant of Nonqualified Stock Option

As of the Date of Grant identified above, the Company grants to Option Holder, subject to the terms and conditions set forth herein and in the Plan, the right, privilege and option (the “Option”) to purchase that number of Shares of Stock identified above opposite the heading “Number of Shares to Which Option Relates” (the “Option Shares”), at the per Share price specified above opposite the heading “Option Price per Share”.

3. Exercisability of Option

During the Option Holder’s lifetime, this Option may be exercised only by the Option Holder, or in the event of Disability or incapacity, by Option Holder’s guardian or legal representative. This Option, except as specifically provided elsewhere under the terms of the Plan, shall be fully exercisable as of the Date of Grant.

4. Method of Exercise

Provided this Option has not expired, been terminated or cancelled in accordance with the terms of the Plan, this Option may be exercised in whole or in part, from time to time by delivery to the Company or its designee a written notice in substantially the same form as the Notice of Exercise attached hereto which shall:

4.1. set forth the number of Shares with respect to which the Option is to be exercised (such number must be in a minimum amount of 10 Shares);

4.2. if the person exercising this Option is not the Option Holder, be accompanied by satisfactory evidence of such person’s right to exercise this Option; and

4.3. be accompanied by payment in full of the Option Price in the form of cash, or a certified bank check made payable to the order of the Company.

5. Expiration of Option

Unless terminated earlier in accordance with the terms of this Option Agreement or the Plan, the Option granted herein shall expire at 5:00 P.M., Central Standard Time, on the 10th Anniversary of the Date of Grant (the “Expiration Date”). If the Expiration Date is not a business day, then the Option granted herein shall expire, unless earlier terminated in accordance with the terms of this Option Agreement or the Plan, at 5:00 P.M., Central Standard Time, on the first business day before such Expiration Date.

6. Effect of Separation from Service

6.1. If the Option Holder ceases to be an employee of the Company for any reason, including termination by the Company with or without Cause, voluntary resignation, retirement, death, or Disability, the effect of such termination on all or any portion of this Option is as provided below. Notwithstanding anything below to the contrary, (i) in no event may the Option be exercised after the Expiration Date, and (ii) in no event may the Option Period be extended by the Company except if such extension does not extend the below Option Period beyond the later of (i) the fifteenth (15th) day of the third month following the original Option Period expiration date, or (ii) December 31 of the calendar containing the original Option Period expiration date.

6.2. If the Option Holder ceases to be an employee within the Option Period for Cause, the Option shall thereafter be void for all purposes upon such Option Holder’s cessation from employment. The effect of this Section 6.2 shall be limited to determining the conditions under which an Option may be rendered null and void, and nothing in this Section 6.2 shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any employee’s relationship with the Company.

6.3. Except as provided in Section 6.4 below, if the Option Holder ceases to be an employee due to the Option Holder’s voluntary resignation or termination of the Option Holder’s employment without Cause, the Option may be exercised by the Option Holder at any time prior to 5:00 P.M., Central Standard Time, on the ninetieth (90th) calendar day following the last date of the Option Holder’s employment. If such ninetieth (90th) day shall not be a business day, then the Option shall expire at 5:00 P.M., Central Standard Time, on the first (1st) business day immediately following such ninetieth (90th) day.

6.4. If the Option Holder ceases to be an employee due to the Option Holder’s voluntary resignation or termination of the Option Holder’s employment without Cause and as a result of retirement under the then applicable employment policies of the Company, the Option may be exercised by the Option Holder at any time prior to 5:00 P.M., Central Standard Time, on the third (3rd) anniversary following the last date of the Option Holder’s employment. If such third (3rd) anniversary shall not be a business day, then the Option shall expire at 5:00 P.M., Central Standard Time, on the first (1st) business day immediately following such third (3rd) anniversary.

6.5. If the Option Holder dies or becomes Disabled (A) while he or she is an employee, or (B) within the one hundred eighty day period referred to in clause (b) above, the Option may be exercised by the Option Holder or the Option Holder’s Beneficiaries entitled to do so at any time prior to 5:00 P.M., Central Standard Time, on the 365th calendar day following the date of the Option Holder’s death or Disability. If the 365th day is not a business day, then the Option shall expire at 5:00 P.M., Central Standard Time, on the first (1st) business day immediately following such 365th day.

6.6. Notwithstanding the foregoing, if, following termination or cessation of the employment of Option Holder with the Company, the Board of Directors of the Company has made a determination that the Option Holder has materially breached a contractual obligation or covenant with the Company restricting Option Holder’s competition with the Company, solicitation of the Company’s employees or customers or disparagement of the Company, the Option shall upon such determination immediately be void for all purposes.

7. Nontransferability of Option

7.1. Except as provided below in Section 7.2, no portion of the Option granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to the Option granted to the Option Holder shall be available only to the Option Holder and only during his or her lifetime.

7.2. Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit the Option to be transferred to, exercised by and paid to certain persons or entities related to the Option Holder, including but not limited to members of the Option Holder’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Option Holder’s immediate family and/or charitable institutions. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

8. Status of Option Holder

The Option Holder shall not be deemed a shareholder of the Company with respect to any of the Shares subject to this Option, except for those Shares that have been purchased and issued to him or her. The Company shall not be required to issue or transfer any certificates for Shares purchased upon exercise of this Option until all applicable requirements of law have been complied with and, if applicable, such Shares shall have been duly listed on any securities exchange on which the Shares may then be listed.

9. Adjustments

The aggregate number and class of Shares subject to this Option and the exercise price of this Option may be adjusted by the Committee in accordance with Section 6.2(i) of the Plan. Any fractional share resulting from such adjustment shall be eliminated. If there is a dispute concerning such adjustment, the decision of the Committee shall be conclusive.

10. Change of Control, Reorganization, Liquidation, Etc.

In the event of a Change of Control or in the event that the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation or other similar type of corporate event in which a Change in Control does not occur (a “Non-Change in Control Transaction”), the Committee may (A) in all such events other than a liquidation, cause this Option to be assumed by the surviving entity in such transaction; (B) in all such events other than a liquidation, require the substitution of a new option for some or all of this Option held by an Option Holder provided that any replacement or substituted option shall be equivalent in economic value of this Option; (C) in all such events other than a liquidation, require that the Option be exercised in connection with the closing of such transaction, and that if not so exercised such Option will expire; or (D) in all such events other than a liquidation, make such adjustment to any such Option as the Company deems appropriate to reflect such merger, consolidation, major acquisition of property for stock, separation, reorganization, or Change in Control.

11. Committee Authority

Any questions concerning the interpretation of this Option Agreement, any adjustments required to be made under Sections 9 or 10 of this Option Agreement, any determination of whether a particular termination of employment is for Cause, and any controversy which arises under this Option Agreement shall be decided by the Committee, in its sole discretion, and any such decision shall be conclusive and non-appealable.

12. Withholding

As applicable, the Option Holder agrees to make appropriate arrangements with the Company for satisfaction of any minimum applicable Federal, state or local income tax or payroll tax withholding amounts required by law to be withheld, including the payment to the Company at the time of exercise of all such taxes and requirements.

13. Notice

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Option Holder may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Company and the Option Holder specify their respective addresses as set forth below:

The Company:	FCStone Group, Inc. 2829 Westown Parkway, Suite 200 West Des Moines, Iowa 50266 Attn: Corporate Secretary

Option Holder:	[Insert name and address]

14. Binding Effect

This Option Agreement shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

15. Compliance with Securities Laws

If at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, the Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification. Additionally, the Shares issued upon exercise of this Option may be subject to certain restrictions on transfer provided for in the Bylaws of the Company.

16. Governing Law

This Option Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed and the Option Holder has hereunto set his or her hand on the day and year first above written.

FCSTONE GROUP, INC.

By:
Name:
Title:

OPTION HOLDER

Name:

FCSTONE GROUP, INC.

2002 EQUITY INCENTIVE PLAN

NOTICE OF EXERCISE

I,                         , having received a Non-Qualified Stock Option Agreement (the “Option Agreement”) under the FCStone Group, Inc. 2006 Equity Incentive Plan (the “Plan”) desire, to the extent I am allowed under the Plan and Option Agreement, to exercise that portion of the option granted under the Option Agreement as set forth immediately below.

OPTION INFORMATION

1.	Date of Grant:	, 2006
2.	Number of Shares to Which Option Relates:
3.	Option Price per Share:	$

EXERCISE INFORMATION

5.	If you are not the original Option Holder please provide your relationship to the Option Holder: ________________

6.	Date of Exercise of Option:

7.	Number of Shares to Which Option is exercised:

8.	Exercise Price Paid per Share:	$

9.	Total Amount Due at Time of Exercise:

	(Line 7 multiplied by Line 8)	$

Dated:	Signed: